Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

TDW - Tidewater at Johnson Rice Energy Conference

Event Date/Time: Oct. 06. 2009 / 9:00AM ET

CORPORATE PARTICIPANTS

Daniel Burke

Johnson Rice—Analyst

Quinn Fanning

Tidewater—EVP, CFO

Joseph Bennett

Tidewater—EVP, IRO

PRESENTATION

Daniel Burke - Johnson Rice - Analyst

Good morning. I’d like to welcome everyone to the Johnson Rice Energy Conference, and we’re pleased to introduce as our first speaker the management team from Tidewater. Tidewater has been big of Johnson Rice and sits in an enviable position in the supply vessel industry and we’d like to extend our welcome to Dean Taylor, Quinn Fanning and Joe Bennett. Thank you for joining us this morning.

Quinn Fanning - Tidewater - EVP, CFO

Well, thank you, Daniel and we very much appreciate your having us today. I’m Quinn Fanning. I’m Tidewater’s CFO. This is our Safe Harbor statement obviously. I will not drag you through that line-by-line.

Those of you who have been to our presentations in the past know that Tidewater has the tradition of starting all presentations with a review of safety. Since we’re the lead off hitter today, I’ll just mention that there are no fire drills, as I understand it, that are planned for today. There is an exit right outside the door to the right. But seriously, the slide you have in front of you is a historic comparison of Tidewater’s total recordable incident rate relative to some of the other industry leaders. You’ll see that Tidewater is in the orange here and what this slide demonstrates is that in fact we have a better safety record than some of the biggest brands in the business; Exxon, BP, Dow, and DuPont.

We think this is a very important point of differentiation for us, both with customers and with employees. The commitment that we make at Tidewater is that we’re not going to be profitable or successful on the broken backs of our employees or vendors. We do think that this is ultimately a point of differentiation that brings and keeps the best people with the Company.

And the other thing I’ll mention to you is that in fact when our customers report their safety statistics they roll up all of their contractors. And what is unique about Tidewater relative to some of our competitors that is our safety statistics are in fact accretive to their numbers, so this is actually something that our clients focus on and that’s why we focus on it.

The statistics we’ve just walked through are even more extraordinary when you appreciate that this is our office — all our customers, and many of the other contractors that service the industry, do so on a stable platform, very similar to the dynamic that you see in this room.

In fact, our employees are on a daily basis working in conditions like this — on a moveable platform with heaving seas, currents, lots of wind and water, and in fact still report the safety record that I just presented to you. Those numbers are audited by our customers so you can bank them, if you will.

What I’d like to go through now is just a recap of where we are as a company today. I just talked a little bit about our safety record. That’s across 40 million man hours in the last fiscal year — that TRIR of 0.18 is per 200,000 hours. We’re on a good pace, so far year to date for fiscal 2010. Our TRIR year to date is about 0.10. If you run the math, that’s about 20 recordable incidents a year or about 1.6 or 1.7 per month.

We have not had a lost time accident where an employee, because of an injury, was not able to return to work the next day for about 14 months, so we’re very pleased with that performance though we recognize that’s a battle that we fight every day.

Perhaps though one of the most differentiating points about Tidewater beyond safety is our global footprint. Our roots are in the New Orleans area as you all know. In fact, the vast majority of our fleet and trailing 12 month revenue is generated outside of the United States. I think the numbers for fiscal 2009 were about 93% of our vessel count and revenue was from outside of the United States, so we are not particularly leveraged to that market, or for that matter, gas; it’s very much an oil story.

We are a capital intensive business. We are an EVA company and returns on invested capital are a primary metric that we are measured by. On a return on equity basis, as you see 19.3% over the prior three years.

The number is not dramatically different from a return a return on unleveraged capital since Tidewater — as we’ll get into in a moment, is essentially 100% equity financed today — not necessarily by design, at least to that extent. But that’s where we are today. And we are historically, at least over the last couple years, generating mid to high teen returns on invested capital without leverage.

We do have a very strong balance sheet which we also think is a point of positive differentiation today. It also provides us what we believe is some very important strategic optionality in an environment that we believe can offer us some very interesting investment opportunities.

We do continue to invest in the fleet. We’ve had a significant capital investment program over the last ten years or so. Our fleet renewal program, as we’ll get into in a moment, has resulted in commitments to build in excess of 200 vessels about 150 of which are currently operating in the fleet.

And we have a reasonably robust delivery schedule over the next couple of quarters with 45 vessels under construction at June 30th. We committed to the construction or delivery of another vessel which we bought midway through the build program. You might have seen that press release for the Tidewater Enabler.

But those vessels will be delivered over the next two plus years, not necessarily completing our fleet renewal program, but certainly making the significant progress that we’ve been talking about over the last couple of quarters.

And then finally, we believe we are good stewards both in regards to the employees that are entrusted to us on a daily basis, but also the capital that you investors provide to us. I mentioned that we’re an EVA company. We may be a bit of an old fashioned company, but we believe in things like a penny saved is a penny earned, and capital does have a cost. And hopefully, you, as the providers of that capital appreciate that we take our responsibilities very seriously.

Talking a little bit about strategy. Not much has changed, as the title highlights. We talked a little bit about our culture. We are a safety oriented company. Given our scale and scope of operations, we do have reasonably significant and deep knowledge of our customer needs on a global basis, and believe within the OSV we’re probably the only company that can meet customer’s needs on a global basis and they can be assured that the type of service that they would get from us in the North — or excuse me, in the Gulf of Mexico is the same as West Africa, southeast Asia, the Middle East, and so on and so forth.

We, as I talked about it a little bit before, we do maintain a very conservative financial posture, both in regards to leverage and liquidity. We’ll get to that in a moment, but we think that’s a very important characteristic today. We have been investing capital in the fleet. We’ll continue to do so on a through-cycle basis underwritten on the basis of our views on through-cycle economics.

We talked a little back about the financial profile today. We are committed to maintaining an investment grade credit profile, but zero net debt is not necessarily a commitment that we’re making, nor do we think it’s necessarily the most efficient capital structure. That just happens to be where we are today.

But we are comfortable moving up to a leverage posture probably in the mid-20s to 30% on a net debt to book basis. So if you run the math through your Kabacada Kabacada machines, if you will, that does give us very significant financial capacity which we think is (again) valuable today.

We talked about stewardship. Here’s the scorekeeping. Over the last six years or so, we have had a 50% compounded annual growth rate in earnings per share. 2009 over 2008 indicated a 23.5% year-over-year growth in terms of earnings per share. This is generally reflective of a significant up-cycle over the last couple of years.

We have had our June and soon to be September quarters reported. In June we — on an adjusted basis, at least (we did take a significant charge in regards to our Venezuelan operations), reported adjusted earnings per share of $1.79. The last time I checked First Call was — at about $1.50 for the September quarter which would imply $4.29 through the first six months.

I think for the year, First Call has us in the $6.00 a share zip code. I would highlight though that the range is rather significant relative to some of the other oil field services companies. I think last time I looked at the range it was $5.31 to $6.75 per share for the current fiscal year, so it’s really a wide dispersion. We can talk a little bit about where we see the rest of the year playing out in a minute, but in any event the track record is pretty significant-excuse me—pretty solid. This will give you a sense for our capital outlays over the last number of years. This is coincident with the fleet renewal program that we began in 2000. And what this slide demonstrates is that we have committed and invested about $3.6 billion of capital over this period of time, as well as returned a significant amount of capital to shareholders in the form of dividends and share buybacks.

Of the $3.6 billion number that I referenced, about $2.3 billion of that was in connection with the fleet renewal program that I talked about. There’s some other maintenance capital in there as well. There’s also about $350 million plus of dividends that have been paid over that time, and about $500 million of share buybacks. So that, of the $3.6 billion that has been spent over this time period, about $3.2 billion of which has been either returned to shareholders or invested in the new fleet.

What I think makes this perhaps more extraordinary is, is that after that investment, this is the balance sheet that we’ve been left with. Again with zero net debt and about $750 million of available liquidity, including $300 million plus of cash on balance sheet at June 30, and a $450 million revolving line of credit which remains fully available to us at least as of June 30th. And I guess I can confirm for you that there is really nothing outstanding on it today, perhaps no surprise given the cash position.

Getting a little bit into the financial results in the last couple of periods, here you have the June 2009 relative to June 2008 performance. Overall revenue was down about four 4% year-over-year. As we noted in our last earnings call, quarter over quarter EPS was down about 14%. Year-over-year was down about ten — or excuse me was up about 10%. This trend primarily reflects the recent stacking of previously active equipment and the expropriation of our Venezuelan operations, which we continue to pursue collection efforts on, but really no update today in that regard.

Rate and utilization on the active fleet has been reasonably resilient to-date, in part reflecting some forward contract cover. As we mentioned on our previous conference call, about 50% of our available days are covered with contracted work. Now that’s not dramatically different from prior periods, so the market has certainly softened, but certainly no disasters to-date.

The other point I’d make on this slide is that cash flow from operations, while down, continues to essentially provide the funds required to complete the fleet renewal program, and our expectation at this point is that, in just about any scenario, we can meet our construction commitments through cash on hand and operating cash flow. So, the business is essentially self financing.

As we turn to maybe the real drivers of the business which is the OSV business (we do have a small shipyard as well). But here you see vessel revenues as opposed to overall revenues. On a year-over-year basis, revenues were down about $18 million.

We’re down about 30 vessels on a net basis in terms of fleet count as a result of stacking — and the net effect of stacking and new deliveries. We, I think, stacked 40 vessels over the previous two quarters though, in fact our net fleet is up about 15 and that reflects the fact that we’ve also had a reasonably active disposition program. As we’ve stacked vessels to-date, we’ve been reasonably successful in moving them out of our fleet and into other industries for the most part.

In fact, day rates and utilization on the remaining vessels that are active have been okay as I mentioned. Cash operating margins have held in there as well, primarily reflecting an aggressive cost containment program. As Dean likes to say, “we can’t necessarily influence the market, but we can control certain variables — cost being most important.” And, in fact, crew cost and repair and maintenance expense, which are the two most important cost categories, have improved... oh 150 to 250 basis points year-over-year. So, we are doing a pretty good job in bringing cost down as the revenue opportunities have diminished.

On a go-forward basis, on our last earnings call I’d indicated that the proximate quarter — the September quarter—we were expecting margins to taper off a little bit, reflecting really scheduled dry dockings on certain vessels. The guidance we had provided — just to refresh your memories — was for about $156 million of operating expenses and a 47% to 49% cash operating margin. At the midpoint of 48% you can do the math and that would imply about $300 million of revenue, and $144 million of cash operating margin for the current quarter.

As we sit here today with two of three months closed and we’re in the process of closing September, my sense is that the revenue will not have significant surprises at least relative to that $300 million number that I just mentioned or the $293 million — I guess number that you would get if you were take the $156 million and divide it by 0.53.

But we’ll probably struggle to get to the low end of the range for the quarter. I’d indicated our view that the year would probably finish up averaging somewhere in the plus or minus 50% cash operating margin zip code. As we sit here today, the market has continued to soften. I guess our confidence in getting to an average 50% cash operating margin over the balance of the year has diminished. But I guess we’ll just ask you to stay tuned for our reporting of the September quarter in a couple weeks.

But, in fact, where we sit today we may be a little bit light on the revenue implied by my guidance and we’ll probably be at the low end of the range in terms of cash operating margins that I guessed at, so probably plus or minus 47% for the proximate quarter. You know, our practice hasn’t been to update guidance, but since we’re here and have some visibility on the quarters developing I thought I’d provide that to you.

A couple other items that I’ll highlight; The June quarter had about $34.5 million G&A expense. We had thus indicated $34 million, $35 million was a pretty good number on a go forward basis. We had also highlighted probably a $3.5 million tick-up for the current quarter reflecting an early termination — or excuse me, a lump sum settlement on one of our pension plans. It’s not entirely clear to me to what extent the Street has factored that into their modeling. But again, we do have an expected step up in G&A expense in the current quarter.

Gains on asset dispositions we’d indicated would be a reasonably good quarter. Again, probably not the type of performance that we saw in the June quarter. But we’ve averaged $5.5 million, $6 million in gains per quarter over the previous eight or nine quarters, and my guess is that we’ll be in that general area for the current quarter, plus or minus.

I’ll try and wrap it up here in terms of financial issues. I did want to go through one slide that I thought would be helpful to you after this. This is a recap of how the cash operating margin has developed over time with our fleet renewal program. This in the orange is the new fleet. Again, this is roughly 150 vessels that are in the fleet that have been built or bought since 2000.

The new vessels represent in excess of 60% of our cash operating margin today. They’re clearly the driver of earnings and cash flow, and we expect that that number will continue to get larger over time as we retire older equipment and take delivery of what’s under construction.

This slide that I’m going to go through here is intended to not necessarily provide a forecast, but give you some sense as to how we see the market developing. Many of you are focused on the number of vessels and the global order book and how that will be offset by retirements of older equipment. I’ll remind you that ODS expects plus or minus 600 vessels to be delivered — I guess it was 631 million as of June 30th. That number has come down into the high 500s today, though we have some continuing skepticism regarding that number.

In any event, there’s probably 16 to 18 vessels being delivered a month, so about 200, 220 vessels to be delivered in the worldwide market by our count in 2009. We’ve had new vessels being delivered, but we also have old vessels that will ultimately be pushed out of the fleet in this soft market.

This is the split of Tidewater’s cash operating margin as of June 30th or the quarter ended June 30th between traditional and new vessels — again, new is about 63% of the total.

If, in fact, we were to assume about two-thirds of our traditional fleet are disposed of over the next couple years, as economics don’t support continued investment in that fleet, this is based on current rates and operating expenses and utilization. We would expect the impact to be on cash operating margins, to be $34.9 million as a degradation of cash operating margin as a result of retiring two-thirds of our traditional fleet.

Just to give you a global fleet perspective on that, there are about 850 vessels of 2,200 vessels in the global fleet that are over 25 years old. So this, again, is what we believe is the source of equilibrium in the market—the retirement of old equipment.

Tidewater, however, has a number of vessels under construction — and what you see here because the specs of these vessels are different and the day rates that they can command even in today’s market are very different than the traditional vessels. This would be the cash operating margin impact of the delivery of these 46 vessels that are currently under construction.

Our analysis, as highlighted here assumes an average $20,000-a-day day rate, and that compares to our global towing supply and supply fleet of $12,000 and some change, and our deepwater fleet of about $25,000 or $26,000 a day. So the point it’s a mix of those two asset classes, if you will.

This assumes 90% utilization, which is consistent with the rest of our new fleet, and a cash operating margin of 55%. As I mentioned our overall cash operating margins are in the 50% zip code in the June quarter. The old vessels are at a lower rate or lower margin and the newer vessels at the higher margins, so this 55% is based on what the current new fleet is earning.

And finally, just to give you a sense for — and again, this is not forecast as much as it is to provide you with some analytics to support a sensitivity. The $14.8 million and $16.7 million that you see here reflect what is the impact of a 5% increase in utilization and a $1,000-a-day increase in day rates. So again, what we’re trying to build up for you here is earnings capacity—not on a peak basis or anything else—it’s just what could the vessels that we have under construction earn, and what could a market improvement do to our results.

And we believe that this is consistent with the market that we’ll be living in, assuming that the global economy ultimately gets its footing and that we’ll not necessarily be able to aggressively push price, but we find stability in the market as a result of vessels being retired and some reestablishment of equilibrium in the marketplace.

So what we’re trying to demonstrate here is that if you take very realistic assumptions in regards to market tenor or tone and just kind of play out the retirement of vessels that we’ve been telling you we’re going to retire over a period of time, and take delivery of what we have in the book today without additional capital commitments, what will happen to our cash operating margins.

And you’ll see that the math here runs out to a 24% increase in cash operating margins and takes us up to within shooting distance of $200 million of cash operating margin on a quarterly basis.

And with that I will — again, this is a disclaimer. It’s not a forecast, it’s just again to show the sensitivity. And with that, I’ll turn it over to Joe Bennett who’s going to pinch hit for Dean today.

Joseph Bennett - Tidewater - EVP, IRO

Thank you very much. Daniel’s flashing the five minute mark, so I have about three minutes to cover 20 slides, so we’re going to go quick through this. I’m going to cover some very general background information. Much of this Quinn has commented on so I’m going to move through it pretty quick. One of our core strengths for sure is our international infrastructure. We’ve been all over the world for the last 50 years plus, and with the scope of operations around the world geographically it’s very, very important and a very distinguishing factor for Tidewater these days.

He’s talked about the new builds. I think the solid customer base, I think, can’t be understated these days—having a large group of NOCs, IOCs as our major customer base is very, very important these days as opposed to being tied to smaller independents, etc.

This is broadly how our vessels — our active vessels are spread around the world, so for sure as you look at the major regions highlights are North America — is very small for us now. The Gulf of Mexico is small, so what’s happening there has had little influence on us as a company which is good these days.

Our real strength is in Latin America and west Africa. And when you look at the sheer numbers in Latin America, the majority of that is in Brazil which is very important. Petrobras is our number two customer worldwide and has been for several years now, so we certainly feel good about what’s happening in Brazil and with Petrobras. West Africa is a real strength for us; nice market share, much smaller so then in the Middle East. And the Far East has been a nice, consistent geographic sector for us.

From a relative size standpoint, you see this. Tidewater has 277 anchor handlers and PSVs in the world compared to any of our competitors. The real point of this slide is all the way to the right we have some 300 competitors that have five boats or less. This is a very fragmented business we have to admit to each other, but you see the relative size of Tidewater versus any of our competitors there.

Again, the current revenue mix between super majors and NOCs is very important these days — 63%. Our top ten customers which are comprised by five super majors, four NOCs and one large independent accounts for 60% of our revenue stream. We are growing the industry’s largest new fleet and that continues to happen. Quinn covered that already. We’re in a position to do it financially, and will continue that program.

As we started our record keeping — about ten years ago, when we started our new build and acquisition program, we have signed up 207 total vessels of which 45 of that number is still under construction, as Quinn had mentioned. We had 147 at the end of June in the water, with an average age of five years old. Here’s the 45 that are under construction — actually 46 with the Tidewater Enabler that Quinn mentioned.

And the average age which seems to be on everyone’s mind where we have been stuck at about 20 years old as an average age of our fleet is quickly coming down. And as we remind everyone customers, while they like the new boats, they also charter the old boats for us. The average age isn’t the end all. It’s important.

We have to get ourselves into a — and have been in this replacement mode of getting new equipment in. As we look forward with the attrition rate of our more traditional boats going out of our fleet, this would suggest in just a few years our average age should be about 12 years old of our fleet and that’s what we think it should be and will continue to be from that point forward.

This is our — just a quick look at our current fleet — 363. That includes the 45 that are under construction at the end of June, and how many vessels we’ve disposed of over that same ten year time period — 470 boats have been disposed of. When we went back and looked the cumulative proceeds from those dispositions was $615 million, and gains recorded of $254 million cumulatively.

And I’ll end on this and just one other slide real quick. Everyone wants to know the capacity issue; this is what Quinn had mentioned before. We have over 800 boats in the worldwide fleet that are older than 25 years old. They’re going away at a rapid pace and that’s going to be, again, a little bit of a self-balancing mechanism to offset the new boats that are coming into the market.

And then lastly, kind of our strategy and what we always leave with our investors is we are focused on long term shareholder value. Constantly we try to maintain this triangle of financial strength, delivering results — I think Quinn proved that point over the last five or six years and to deploy capital, whether that be in replacing our fleet, investing in hard assets, or returning money to our shareholders.

That’s it. Sorry for the overrun, Daniel.

Daniel Burke - Johnson Rice - Analyst

Thank you very much. Okay, thank you to the Tidewater management. Dean and Joe, thank you — Quinn.

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